UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: January 26, 2008 (Date of earliest event reported)

PremierWest Bancorp (Exact Name of Registrant as Specified in Its Charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On January 27, 2008, PremierWest Bancorp completed the acquisition of Stockmans Financial Group and its wholly owned subsidiary Stockmans Bank pursuant to an Agreement and Plan of Reorganization dated October 19, 2007. Under the terms of the Agreement and Plan of Reorganization, Stockmans Financial Group merged with and into PremierWest Bancorp. Effective January 27, 2008, Stockmans Bank merged with and into PremierWest Bancorp’s wholly owned subsidiary PremierWest Bank. Stockmans Financial Group shareholders are entitled to receive 8.1436 shares of PremierWest Bancorp common stock or $92.6825 for each share of Stockmans Financial Group common stock outstanding as of January 26, 2008. PremierWest Bancorp will issue a total of approximately 5,357,426 shares of common stock and $22,769,059.07 in cash to Stockmans shareholders. PremierWest Bancorp acquired Stockmans Financial Group’s network of five bank branches in the Sacramento, California area, and total assets of approximately $380 million.

Item 7.01. Regulation FD Disclosure.

     On January 28, 2008, PremierWest Bancorp issued a press release announcing the closing of the merger with Stockmans Financial Group. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable; pursuant to General Instruction B.3 of Form 8-K, the financial information is not required because it has been previously filed.
(b)	Not applicable; pursuant to General Instruction B.3 of Form 8-K, the financial information is not required because it has been previously filed.
(c)	Not applicable.
(d)	Exhibits.
	2	Agreement and Plan of Reorganization dated as of October 19, 2007 between PremierWest Bancorp, PremierWest Bank, Stockmans Financial Group and Stockmans Bank and related Plan of Merger (incorporated by reference to Appendix A and Appendix B to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A filed December 6, 2007 (File No. 333-147460/Film No. 071287989))

	99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

Dated:	January 28, 2008	By:/s/ Tom Anderson
Tom Anderson Executive Vice President / Chief Financial Officer